Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

Gold Swap Inc

Under Section 805 or the Business Corporation Law

FIRST:	The name of the corporation is: Gold Swap Inc If the name of the corporation has been changed. the name under which it was formed is:

SECOND:	The certificate of incorporation was riled by the Department of State on: July 13, 2010

THIRD:	The amendment effected by this certificate of amendment is as follows:

Paragraph 4 of the certificate of incorporation relating to the capital stocks of the corporation is hereby being amended.

1. Currently there are two hundred common shares, unissued, with no par-value authorized, which are to be replaced with a total of 100,01)0.000 shares with a par value of $0.0001 common stock. The rate of change is 1 for 500.000 shares.
2. The company is also adding 5,000,000 blank check preferred stock with it par value of $0.0001.
3. The entire paragraph is hereby amended to read as follows:

"FOURTH: The total number of shares which the corporation shall have authority to issue is 100,000,000 shares of common stock, par value $0.0001 and 5.000.000 blank cheek preferred stock. par value $0.0001."

FOURTH:	The certificate of amendment was authorized by:

☒The vote of the board of directors followed by the approval of the incorporator. There are no shareholders or subscribers of shares.

/s/Danielle Cohen
Danielle Cohen, Authorized Person

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

Gold Swap Inc

Under Section 805 or the Business Corporation Law

Filed by:
Vcorp Services, LLC
20 Robert Pitt Drive, Suite 214
Monsey. New York 10952
Cust. Rel.#303902

DRAWDOWN ACCOUNT #HD